[FORM]
                               MULTIPLE CLASS PLAN
                                  ON BEHALF OF
                          FRANKLIN TEMPLETON MONEY FUND


      This Multiple Class Plan (the "Plan") has been adopted unanimously by the Board of Trustees of FRANKLIN TEMPLETON MONEY FUND TRUST (the "Investment Company") for its series, FRANKLIN TEMPLETON MONEY FUND (the "Fund"). The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Fund, the Fund and the Investment Company as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund, and supersedes any Plan previously adopted for the Fund.


      1. The Fund shall publicly offer three classes of shares, to be known as Class A Shares, Class C Shares and Class R Shares. The sale to new investors of a fourth class of shares, known as Class B Shares, has been discontinued. Class B Shares continue to be available only for reinvestment of dividends by existing Class B shareholders of the Fund, or in connection with an exchange into the Fund by existing Class B shareholders of other funds within Franklin Templeton Investments.

      2. Class A Shares, Class B Shares, Class C Shares and Class R Shares shall not be subject to any front-end sales charges.

      3. Class A Shares shall not be subject to a contingent deferred sales charge ("CDSC"), except in the following limited circumstances. On investments of $1 million or more, a contingent deferred sales charge of 1.00% of the lesser of the then-current net asset value or the original net asset value at the time of purchase applies to redemptions of those investments within the contingency period of 18 months from the calendar month following their purchase. The CDSC is waived in certain circumstances, as described in the Fund's prospectus and statement of additional information ("SAI").

      Class B Shares shall be subject to a CDSC with the following CDSC schedule: (a) Class B Shares redeemed within 2 years of their purchase shall be assessed a CDSC of 4% on the lesser of the then-current net asset value or the original net asset value at the time of purchase; (b) Class B Shares redeemed within the third and fourth years of their purchase shall be assessed a CDSC of 3% on the lesser of the then-current net asset value or the original net asset value at the time of purchase; (c) Class B Shares redeemed within 5 years of their purchase shall be assessed a CDSC of 2% on the lesser of the then-current net asset value or the original net asset value at the time of purchase; and (d) Class B Shares redeemed within 6 years of their purchase shall be assessed a CDSC of 1% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances described in the Fund's prospectus and SAI.

      Class C Shares redeemed within 12 months of their purchase shall be assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances as described in the Fund's prospectus and SAI.

      Class R Shares shall not be subject to any CDSC.

      4. No Rule 12b-1 Plan has been adopted on behalf of Class A Shares, and, therefore, Class A Shares shall not be subject to deductions relating to Rule 12b-1 fees.

      The Rule 12b-1 Plan associated with the Class B Shares has two components. The first component is an asset-based sales charge to be retained by the Distributor to compensate Distributor for amounts advanced to securities dealers or their firms or others with respect to the sale of Class B Shares. In addition, such payments may be retained by the Distributor to be used in the promotion and distribution of Class B Shares. Such expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, any distribution or shareholder servicing fees paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Investment Company for the Class A Shares, the Distributor or its affiliates. The second component is a shareholder servicing fee to be paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Investment Company for the Class B Shares, the Distributor or its affiliates.

      The Rule 12b-1 Plan associated with the Class C has two components. The first component is a shareholder servicing fee, to be paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Investment Company for the Class C, the Distributor or its affiliates. The second component is an asset-based sales charge to be retained by the Distributor during the first year after the sale of shares and, in subsequent years, to be paid to dealers or retained by the Distributor to be used in the promotion and distribution of Class C, in a manner similar to that described above for Class B Shares.

           The Rule 12b-1 Plan associated with the Class R Shares may be used to compensate the Distributor or others for distribution activities and/or for providing shareholder services. Distribution fees paid under the Rule 12b-1 Plan may be retained by the Distributor to compensate the Distributor for amounts advanced to securities dealers or their firms or others (including retirement plan recordkeepers) with respect to the sale of Class R Shares. In addition, such distribution fee payments may be retained by the Distributor to be used in the promotion and distribution of Class R Shares in a manner similar to that described above for Class B Shares, or may be paid out to dealers or others (including retirement plan recordkeepers) that perform similar distribution activities. Shareholder servicing fees may be paid to the Distributor or to securities firms or others (including retirement plan recordkeepers) who have executed a servicing agreement for Class R Shares with the Investment Company, the Distributor or its affiliates as compensation for providing personal assistance to shareholders or beneficial owners in servicing their accounts.


      The Rule 12b-1 Plans for the Class B, Class C and Class R Shares shall operate in accordance with Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

      5. The only difference in expenses as between Class A, Class B, Class C, Class R and shall relate to differences in Rule 12b-1 plan expenses, as described in the applicable Rule 12b-1 Plans; however, to the extent that the Rule 12b-1 Plan expenses of one Class are the same as the Rule 12b-1 Plan expenses of another Class, such classes shall be subject to the same expenses.

      6. There shall be no conversion features associated with the Class A, Class C and Class R. Each Class B Share, however, shall be permitted to convert into Class A Shares on the conversion date specified, and in accordance with the terms and conditions approved by the Franklin Templeton Money Fund Trust's Board of Trustees and as described, in the Fund's prospectus relating to the Class B Shares, as such prospectus may be amended from time to time; provided, however, that the Class B Shares shall be converted automatically into Class A Shares to the extent and on the terms permitted by the Fund's charter documents and applicable laws, including the Investment Company Act of 1940, as amended (the "Act"), and the rules and regulations adopted thereunder.

      7. Shares of Class A, Class B, Class C and Class R may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund's prospectus, as it may be amended from time to time, to the extent permitted by the Act and the rules and regulations adopted thereunder.

      8. Each class will vote separately with respect to any Rule 12b-1 Plan related to, or which now or in the future may affect, that class.

      9. On an ongoing basis, the Board members of the Fund, pursuant to their fiduciary responsibilities under the Act and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the various classes of shares. The Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund, its investment manager or the Distributor and who have no direct, or indirect financial interest in the operation of the Rule 12b-1 Plan (the "independent Board members"), shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Franklin Advisers, Inc. and Franklin/Templeton Distributors, Inc. shall be responsible for alerting the Board to any material conflicts that arise.

      10. All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the independent Board members.

      11. I, Karen L. Skidmore, Secretary of the Franklin Templeton Money Fund Trust, do hereby certify that this Multiple Class Plan was adopted on behalf of the Franklin Templeton Money Fund, by a majority of the Board members of the Fund, including a majority of the independent Board members, on ____________.




                                          -------------------
                                          Karen L. Skidmore
                                          Secretary